Exhibit 99.2
Full Year Pro Forma 2005 Revenue Breakdown Total = $1.209 billion Total = $1.209 billion

Energy Revenue Full Year 2005 (Pro Forma) International IPP Energy Revenue - $129 million. Domestic IPP Energy Revenue - $26 million. Service Fee facilities Energy Revenue - $49 million. Includes electricity and steam sales. This represents the Company's share of gross energy revenue which approximates 15%. Tip Fee structured facilities Energy Revenue - $198 million. Includes electricity and steam sales. $402 million

Waste & Service Fee Revenue Full Year 2005 (Pro Forma) Other Service Fee Revenue - $22 million. This is primarily sales of scrap metal recovered from waste processed. Service Fee Revenue - $444 million earned for processing 9.4 million tons of waste at facilities structured with Service Fee contracts. Includes $109 million earned explicitly to pay project debt service on Company-owned Service Fee facilities. Tip Fee Revenue - $ 323 million earned for disposing 5.5 million tons of waste under contracts structured at "tip fee" arrangements. (5.4 million tons disposed of at WTE facilities, remainder disposed at landfills.) $789 million